Exhibit (h)(2)

AMENDED AND RESTATED TRANSFER AGENCY AND SERVICE

AGREEMENT

This Amended and Restated Transfer Agency and Services Agreement (the “Agreement”) is made as of this 3rd day of June, 2009 and effective as of June 15, 2009, between Forward Funds, a Delaware statutory trust (the “Fund”) and ALPS Fund Services, Inc., a Colorado corporation having its principal office at 1290 Broadway, Suite 1100, Denver, Colorado 80203 (the “Transfer Agent”).

WHEREAS, the Fund is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), presently consisting of the investment portfolios listed in Schedule A-1 and Schedule A-2 attached hereto, each having multiple classes of shares; and each of such investment portfolios and any additional investment portfolios that may be established by the Fund is referred to herein individually as a “Portfolio” and collectively as the “Portfolios”; and

WHEREAS, the Transfer Agent provides certain transfer agency services to investment companies; and

WHEREAS, pursuant to a Transfer Agency and Service Agreement between the Transfer Agent and the Fund on behalf of the Portfolios listed on Schedule A-1 attached hereto dated September 12, 2005 and amended and restated as of November 7, 2008 (the “TA Agreement”), the Fund appointed the Transfer Agent as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities, and the Transfer Agent agreed to accept such appointment; and

WHEREAS, the Fund and the Transfer Agent amended and restated the TA Agreement on May 1, 2009 to include the Portfolios listed on Schedule A-2 attached hereto (the “Prior Agreement”)

WHEREAS, the parties desire to amend and restate the Prior Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Terms of Appointment and Duties

1.1

Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, the Fund, on behalf of the Portfolios, hereby employ and appoint the Transfer Agent to act as, and the Transfer Agent agrees to act as its transfer agent for the Fund’s authorized and issued shares of beneficial interest (“Shares”), dividend disbursing agent, and agent in connection with any accumulation, open-account or similar plan provided to the shareholders of each of the respective Portfolios of the Fund (“Shareholders”) and as set out in the currently effective prospectus and statement of additional information (“Prospectus”) of the Fund on behalf of the applicable Portfolio, including without limitation any periodic investment plan or periodic withdrawal program. In accordance with procedures established from time to time by agreement between the Fund on behalf of each of the Portfolios, as applicable and the Transfer Agent agrees that it will perform the following services:

(a) Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Fund authorized by the Fund (the “Custodian”);

(b) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(c) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

(d) With respect to the transactions enumerated in 1.1 (a), (b) and (c) above, the Transfer Agent shall execute transactions directly with broker-dealers and other financial institutions authorized by the Fund, deemed to be acting as a limited agent of the Fund (“Designated Agents”). The Transfer Agent will execute transactions only from Designated Agents that have adopted and implemented internal controls reasonably designed to ensure that: (i) order or redemption requests for a Portfolio received by the Designated Agent, or a limited agent of such Designated Agent in an arrangement permitted by the Fund (“Sub-Agent”), in proper form by the time specified in the Prospectus with respect to the Portfolio (the “Closing Time”) on a business day will be processed as of that business day and (ii) order or redemption requests received by the Designated Agent or its Sub-Agent in proper form after the Closing Time for the Portfolio on a business day will be processed as of the next business day;

(e) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

(f) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(g) Prepare and transmit payments for dividends and distributions declared by the Fund on behalf of the applicable Portfolio;

(h) Maintain records of account for and advise the Fund and its Shareholders as to the foregoing;

(i) Record the issuance of Shares of the Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. The Transfer Agent shall also provide the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund;

(j) Subject to such additional policies and procedures the Fund may establish, the Transfer Agent shall process orders or redemption requests received in proper form by the Transfer Agent or a Designated Agent or Sub-Agent (i) by the Closing Time on a business day, as of that business day, and (ii) after the Closing Time on a business day, as of the next business day, provided in each case that the Designated Agent forwards any such orders or requests received by the Designated Agent or its Sub-Agent to the Transfer Agent by the cut-off time the Fund sets for receipt of such forwarded orders or requests;

(k) Provide escheatment services as necessary;

(l) Submit through the Office of Foreign Assets Control database and such other lists or databases of restricted individuals or entities as may be required from time to time by applicable regulatory authorities: (i) all new account and registration maintenance transactions; (ii) the names of payees of redemption funds where the payee is not the shareholder of record; and (iii) periodically, as the Fund and the Transfer Agent may reasonably agree, the names of all record shareholders; and

(m) Process “as of” transactions in accordance with applicable policies and procedures of the Fund.

1.2	Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraph, the Transfer Agent shall perform the following services:

(a) Other Customary Services. Perform the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plan (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, withholding taxes on U.S. resident and non-resident alien accounts and maintaining records with respect to such withholding, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information;

(b) Control Book. Maintain a daily record and produce a daily report for the Fund of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Fund for each business day to the Fund no later than 11:00 AM Eastern Time, or such earlier time as the Fund may reasonably require, on the next business day;

(c) “Blue Sky” Reporting. The Fund shall (i) identify to the Transfer Agent in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State.

The responsibility of the Transfer Agent for the Fund’s blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund, providing a system which will enable the Fund to monitor the total number of Shares sold in each State, and providing any other information reasonably requested by the Fund to fulfill the Fund’s obligation to monitor blue sky compliance;

(d) National Securities Clearing Corporation (the “NSCC”). (i) Accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC’s participants, including the Fund), in accordance with, instructions transmitted to and received by the Transfer Agent by transmission from the NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by the Transfer Agent; (ii) issue instructions to the Fund’s banks for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the affected Fund’s records on the Transfer Agent’s computer system (the “System”) in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts on the System through Networking; and

(e) Anti-Money Laundering Procedures. The Transfer Agent shall (i) adopt and maintain an anti-money laundering compliance program (“AML Program”) that satisfies the requirements of all applicable laws and regulations; (ii) carry out its AML Program to the best of its ability; (iii) promptly notify the Fund if an inspection by the appropriate regulatory authorities of its AML Program identifies any material deficiency; and (iv) promptly remedy any material deficiency of which it has notice.

(f) Rule 38a-1. In performing the foregoing services, the Transfer Agent shall reasonably cooperate with the Chief Compliance Officer of the Fund with respect to requests for information and other assistance regarding the obligations of the Fund and the Portfolios in respect of Rule 38a-1 under the 1940 Act.

(g) New Procedures. New procedures as to who shall provide certain of these services in Section 1 may be established in writing from time to time by agreement between the Fund and the Transfer Agent. Pursuant to such agreement the Transfer Agent may at times perform only a portion of these services and the Fund or its agent may perform these services on the Fund’s behalf.

2.	Fees and Expenses

2.1

Fee Schedule. For the performance by the Transfer Agent pursuant to this Agreement, the Fund agree to pay the Transfer Agent fees as set forth in the attached fee schedule (“Schedule B”). Such fees and out-of-pocket expenses and advances identified in Section 2.2 below may be changed from time to time subject to mutual written agreement between the Fund and the Transfer Agent.

2.2

Out-of-Pocket Expenses. In addition to the fee paid under Section 2.1 above, the Fund agrees to reimburse the Transfer Agent for reasonable out-of-pocket expenses, including but not limited to statement and confirmation production, postage, forms, NSCC interface fees, allocation of SAS 70, telephone, records storage, or advances incurred by the Transfer Agent for the items set out in Schedule B attached hereto. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Fund, will be reimbursed by the Fund.

2.3

Postage. Postage for mailing of dividends, Fund reports and other mailings to all shareholder accounts shall be advanced to the Transfer Agent by the Fund at least seven (7) days prior to the mailing date of such materials.

2.4

Invoices. The Fund agree to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective billing notice, except for any fees or expenses that are subject to good faith dispute. In the event of such a dispute, the Fund may only withhold that portion of the fee or expense subject to the good faith dispute. The Fund shall notify the Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each billing notice if the Fund is disputing any amounts in good faith. If the Fund does not provide such notice of dispute within the required time, the billing notice will be deemed accepted by the Fund. The Fund shall settle such disputed amounts within ten (10) business days from the day on which the parties agree on the amount to be paid, or at such later date as may be agreed upon by the Transfer Agent, by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

2.5

Cost of Living Adjustment. Following each Term, unless the parties shall otherwise agree and provided that the service mix and volumes remain consistent as previously provided in the previous Term, the total fee for all services shall equal the fee that would be charged for the same services based on a fee rate (as reflected in a fee rate schedule) increased by the percentage increase for the twelve-month period of such previous calendar year of the Consumer Price Index for Urban Wage Earners and Clerical Workers, for the Denver-Boulder-Greeley area, as published bimonthly by the United States Department of Labor, Bureau of Labor Statistics, or, in the event that publication of such Index is terminated, any successor or substitute index, appropriately adjusted, applicable to both parties.

2.6

Late Payments. If any undisputed amount in an invoice of the Transfer Agent (for fees or reimbursable expenses) is not paid when due, the Fund shall pay the Transfer Agent interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic banks) published by The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected by the Fund) on the first day of publication during the month when such amount was due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Colorado law.

3.	Representations and Warranties of the Transfer Agent

The Transfer Agent represents and warrants to the Fund that:

3.1	It is a Colorado corporation duly organized and existing and in good standing under the laws of the State of Colorado.

3.2	It is duly qualified to carry on its business in the State of Colorado.

3.3	It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement.

3.4	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

3.5	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

3.6	It is, and will continue to be, registered as a transfer agent under the Securities Exchange Act of 1934, as amended.

3.7

It has adopted and implemented written policies and procedures reasonably designed to prevent violations of the Federal Securities Laws (as defined under Rule 38a-1 of the 1940 Act) related to the services provided by the Transfer Agent to the Fund. It will review, no less frequently than annually, the adequacy of the policies and procedures and the effectiveness of their implementation and will report to the Fund any material changes made to the policies and procedures since the date of the last report, and any material changes made to the policies and procedures recommended as a result of the annual review. It will provide the Fund with an annual report of each Material Compliance Matter (as defined under Rule 38a-1 of the 1940 Act) that occurred since the date of the last report.

3.8	It will impose and collect any redemption fees imposed by the Portfolios of the Fund in accordance with the terms set forth in the Prospectus.

4.	Representations and Warranties of the Fund

The Fund represents and warrants to the Transfer Agent that:

4.1	It is a Delaware statutory trust in good standing in its state of organization

4.2	It is empowered under applicable laws and by its Declaration of Trust and Bylaws to enter into and perform this Agreement.

4.3	All trust proceedings required by said Declaration of Trust and Bylaws have been taken to authorize it to enter into and perform this Agreement.

4.4	It is an open-end management investment company registered under the 1940 Act.

4.5

A registration statement under the Securities Act of 1933, as amended is currently, or will be upon commencement of operations, effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

5.	Wire Transfer Operating Guidelines/Articles 4A of the Uniform Commercial Code

5.1

Obligation of Sender. The Transfer Agent is authorized to promptly debit the appropriate Fund account(s) upon the receipt of a payment order in compliance with the selected security procedure (the “Security Procedure”), attached hereto as Schedule C chosen for Fund transfer and in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Fund instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

5.2

Security Procedure. The Fund acknowledges that the Security Procedure it has designated on the Fund Selection Form, attached hereto as Schedule C, was selected by the Fund. The Fund must notify the Transfer Agent immediately of any change in the Fund’s authorized personnel. The Transfer Agent shall verify the authenticity of all Fund instructions according to the Security Procedure. The Transfer Agent is authorized to make exceptions to the Security Procedures if instructed by the Fund. For purposes of this section only, instructions received from representatives of the Fund’s Investment Adviser, will be considered to be instructions from the Fund.

5.3

Account Numbers. The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

5.4

Rejection. The Transfer Agent reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent’s receipt of such payment order; (b) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent’s sole judgment, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Transfer Agent; or (c) if the Transfer Agent, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

5.5

Cancellation Amendment. The Transfer Agent shall use reasonable best efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act. However, in absence of negligence, bad faith or willful misconduct by the Transfer Agent, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied.

5.6

Errors. The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security Procedure and acts without negligence, bad faith or willful misconduct. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

5.7

Interest. Absent negligence, bad faith or willful misconduct, the Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Transfer Agent of the acceptance of such payment order.

5.8

ACH Credit Entries/Provisional Payments. When the Fund initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, the Transfer Agent will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank. If the Transfer Agent does not receive such final settlement, the Fund agrees that the Transfer Agent shall receive a refund of the amount credited to the Fund in connection with such entry, and the party making payment to the Fund via such entry shall not be deemed to have paid the amount of the entry.

5.9

Confirmation. Confirmation of Transfer Agent’s execution of payment orders shall ordinarily be provided within twenty four (24) hours notice of which may be delivered through the Transfer Agent’s information systems, or by facsimile or call-back. Fund must report any objections to the execution of an order within thirty (30) days.

6.	Indemnification

6.1

The Transfer Agent shall not be responsible for, and the Fund shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

(a) All actions of the Transfer Agent (or its agents or subcontractors that have been appointed in compliance with Section 12.1 herein) required to be taken pursuant to this Agreement (including the defense of any law suit in which the Transfer Agent or affiliate is a named party), provided that such actions are taken in material compliance with this Agreement, in good faith and without negligence or willful misconduct;

(b) The Fund’s lack of good faith, negligence or willful misconduct in connection with this Agreement;

(c) The reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (i) any information, records, documents, data, or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by the Fund in writing, and which have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any broker-dealer, TPA or previous transfer agent; (ii) any instructions or requests of the Fund or any of its officers reasonably believed by the Transfer Agent to be authorized by the Fund’s Board Trustees; (iii) any instructions or opinions of legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent after consultation with such legal counsel; or (iv) any paper or document, reasonably believed to be genuine, authentic, and signed by the proper person or persons;

(d) The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares; provided Transfer Agent had no actual knowledge of any such violation;

(e) The negotiation and processing of any checks including without limitation for deposit into the Fund’s demand deposit account maintained by the Transfer Agent, excluding checks not made payable to the order of the Fund, the Fund’s management company, custodian, transfer agent or distributor or the retirement account custodian or trustee for a plan account investing in Shares (such checks are commonly known as “third party checks”) which checks are tendered to a bank for the purchase of Shares; or

(f) Upon the Fund’s request entering into any agreements required by the NSCC for the transmission of Fund or Shareholder data through the NSCC clearing systems.

6.2

Notwithstanding any other provision of this Agreement, the Transfer Agent shall indemnify and hold harmless the Fund from and against any and all losses, damages, costs, charges counsel fees, payments, expenses and liability arising out of any error or delay on the part of the Transfer Agent in processing any order or redemption request for Portfolio shares requiring the Transfer Agent to engage in “as of” processing of such orders and/or requests to address the error or delay under applicable policies and procedures agreed upon by the Fund and the Transfer Agent. Notwithstanding the foregoing, the Transfer Agent shall not be held liable for any error or delay on the part of the Transfer Agent caused by processing “as of” transactions in accordance with the applicable policies and procedures or at the direction of the Fund.

6.3

In order that the indemnification provisions contained in this Section 6 shall apply, upon the assertion of a claim for which the Fund may be required to indemnify the Transfer Agent, the Transfer Agent shall have acted without negligence, bad faith or willful misconduct and shall promptly notify the Fund of such assertion, and shall keep the Fund advised with respect to all developments concerning such claim. The Fund shall have the option to participate with the Transfer Agent in the defense of such claim or to defend against said claim in its own name or in the name of the Transfer Agent. The Transfer Agent shall in no case confess any claim or make any compromise in any case in which the Fund may be required to indemnify the Transfer Agent except with the Fund’s prior written consent.

7.	Standard of Care

The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its material breach of this Agreement, negligence, bad faith, or willful misconduct or that of its employees, agents or subcontractors. According to mutually agreed upon procedures, the Transfer Agent agrees to use reasonable efforts with regard to the processing of investment checks. The parties agree that any encoding or payment processing errors shall be governed by this standard of care and Section 4-209 of the Uniform Commercial Code is superseded by Section 7 of this Agreement. The Transfer Agent agrees to perform its obligations under this Agreement in conformity with the service standards specified in Schedule D.

8.	Confidentiality

8.1

The Transfer Agent and the Fund agree that they will not, at any time during the Term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any Shareholders’ or customers’ lists, trade secrets, cost figures and projections, profit figures and projections, or any personal information of the Fund’s shareholders or other secret or confidential information whatsoever, whether of the Transfer Agent or of the Fund, used or gained by the Transfer Agent or the Fund during performance under this Agreement. For purposes of this Agreement, Confidential Information shall also include:

(a) Any data or information that is competitively sensitive material, and not generally known to the public, including but not limited to, information about product plans, marketing strategies, finance, operations, customer relationship, customer profiles, Shareholder personal information, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or the Transfer Agent, their respective affiliates and customers, shareholders, clients and suppliers of any of them;

(b) Any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or the Transfer Agent a competitive advantage over its competitors;

(c) All confidential or proprietary concepts, documentation, reports, data specifications, computer software, source code, object code, flow charts, databases, inventions, know-how and trade secrets, whether or not patentable or copyrightable; and

(d) Information that the Fund is required to keep confidential pursuant to agreements with third party service providers.

Confidential information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released with the written permission of the other party for general disclosure by a written release by the Transfer Agent or the Fund, as the case may be; (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement; (iv) are subsequently disclosed to a party hereto on a non-confidential basis by a third party that is not bound by an agreement of non disclosure or confidentiality with another party hereto or its affiliates, which rightfully acquired such information; or (v) are independently developed by a party hereto.

The Fund and the Transfer Agent further covenant and agree to retain all such knowledge and information acquired during and after the term of this Agreement respecting such lists, trade secrets, or any secret or confidential information whatsoever in trust for the sole benefit of the Transfer Agent or the Fund and their successors and assigns. The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such data to its sub-contractor or Fund agent for purposes of providing services under this Agreement, provided such parties are bound by the same obligations to maintain confidentiality as set forth above.

8.2

In the event that any requests or demands are made for the inspection of the Shareholder records of the Fund, other than request for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (i.e., divorce and criminal actions), the Transfer Agent will use reasonable efforts to notify the Fund to the extent legally permitted and to secure instructions from an authorized officer of the Fund as to such inspection. The Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such person or if required by law or court order.

8.3

The Fund and the Transfer Agent shall each comply with all applicable laws, rules and regulations relating to privacy, confidentiality, data security and the handling of personal financial information applicable to it that may be established from time to time, including but not limited to the Gramm-Leach-Bliley Act and Securities and Exchange Commission Regulation S-P (17 CFR Part 248) promulgated thereunder.

9.	Covenants of the Fund and the Transfer Agent

9.1	The Fund shall promptly furnish to the Transfer Agent the following:

(a) A certified copy of the resolution of the Board of Trustees of the Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

(b) A copy of the Declaration of Trust and By-Laws of the Fund and all amendments thereto.

9.2

The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

9.3

The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable as required by applicable laws, rules and regulations. To the extent required by Section 31 of the 1940 Act and the Rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

9.4

The Transfer Agent shall provide assistance to and cooperate with the Fund’s internal or external auditors in connection with any Fund-directed audits. The Transfer Agent shall provide such assistance in accordance with reasonable procedures and at reasonable frequencies, which shall not exceed twice each calendar year unless otherwise agreed to by the parties, and the Fund shall provide reasonable advance notice to the Transfer Agent of such audits. For purposes of such audits, at the request of the Fund, the Transfer Agent will use reasonable efforts to make available, during normal business hours, all required records, data and operating processes for review by such auditors. On an annual basis, the Transfer Agent will provide the Fund with copies of its SAS 70 report. The Fund understands and agrees that its auditors will be required by the Transfer Agent to execute a confidentiality agreement prior to being given access to such records, data and operating processes.

10.	Termination of Agreement

10.1

Term. The term of this Agreement shall be three years (“Initial Term”) from December 8, 2008 unless terminated pursuant to the provisions of this Section 10. After the Initial Term, this Agreement will renew automatically from year to year (each such renewal year and the Initial Term, each a “Term”). After the initial term, this Agreement may be terminated by either party upon at least sixty (60) days’ written notice to the other party. The Fund may terminate this Agreement upon at least 60 days’ prior written notice to the Transfer Agent with respect to any Portfolio that will cease investment operations. No later than ninety (90) days before the expiration of each Term the parties to this Agreement will agree upon a Fee Schedule for the upcoming Term. Otherwise the fees shall be increased pursuant to Section 2.5 of this Agreement. In the event of the termination of this Agreement, the terms of this Agreement shall continue in effect until the date that the Deconversion (defined below) of the Fund is completed.

10.2

Termination; Deconversion. In the event that this Agreement is terminated, the Transfer Agent agrees that, in order to provide for uninterrupted service to the Fund, the Transfer Agent, at the Fund’s request, shall offer reasonable assistance to the Fund in converting the records of the Fund from the Transfer Agent’s systems to whatever services or systems are selected by the Fund (the “Deconversion”). As used herein “reasonable assistance” and “transitional assistance” shall not include requiring the Transfer Agent (i) to assist any new service or system provider (the “new agent”) to modify, to alter, to enhance, or to improve the new agent’s system, or to provide any new functionality to the new agent’s system, (ii) to disclose any Proprietary Information of the Transfer Agent, or (iii) to develop Deconversion software, to modify any Transfer Agent software, or to otherwise alter the format of the data as maintained on any Transfer Agent’s systems. Notwithstanding anything contained in this Agreement to the contrary, should the Fund desire to carry out such Deconversion, the Transfer Agent shall use its best efforts to facilitate the conversion on such date; however, there can be no guarantee or assurance that the Transfer Agent will be able to complete a Deconversion by such requested date.

10.3

Fees and Expenses upon Termination. Should either party exercise its right to terminate, all reasonable out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Fund, except to the extent the termination of this Agreement is the result of a material breach of this Agreement by the Transfer Agent, in which case the Transfer Agent will bear those costs. Additionally, the Transfer Agent reserves the right to charge a reasonable fee for its deconversion services, except to the extent the termination of this Agreement is the result of a material breach of this Agreement by the Transfer Agent, in which case the Transfer Agent will not charge a fee. In the event of termination of this Agreement, the Fund agrees to pay the Transfer Agent promptly all amounts due the Transfer Agent hereunder for services performed and reasonable out-of-pocket expenditures incurred prior to such termination.

10.4

Confidential Information. Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.

10.5

Termination by the Fund. The Fund, in addition to any other rights and remedies, shall have the right to terminate this Agreement upon the occurrence of (i) the bankruptcy of the Transfer Agent or the appointment of a receiver therefore if such proceedings are not dismissed within 21 days of being brought or (ii) the material failure by the Transfer Agent to perform its duties and obligations under this Agreement or a material breach of this Agreement by the Transfer Agent. With respect to (i), the termination shall be effective at any time specified in a written notice from the Fund to the Transfer Agent. With respect to (ii), the Fund shall provide the Transfer Agent with written notice identifying such failure or breach and stating its intention to terminate the Agreement in sixty (60) days from the date of such notice if such failure or breach has not been cured by the Transfer Agent within thirty (30) days after receipt of such written notice from the Fund, except that any failure by the Transfer Agent to maintain its registration as a transfer agent must be cured immediately.

10.6

Termination by the Transfer Agent. The Transfer Agent, in addition to any other rights and remedies, shall have the right to terminate this Agreement upon the occurrence at any time of (i) the bankruptcy of the Fund or the appointment of a receiver therefore if such proceedings are not dismissed within 21 days of being brought, or (ii) the material failure by the Fund to perform its duties and obligations under this Agreement or a material breach of this Agreement by the Fund. With respect to (i), the termination shall be effective at any time specified in a written notice from the Transfer Agent to the Fund. With respect to (ii), the Transfer Agent shall provide the Fund with written notice identifying such failure or breach and stating its intention to terminate the Agreement in sixty (60) days from the date of such notice if such failure or breach has not been cured by the Fund within thirty (30) days after receipt of such written notice from the Transfer Agent.

11.	Assignment and Third Party Beneficiaries

11.1

Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

11.2

Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Fund, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Fund. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

11.3

This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Fund. Other than as provided in Section 12.1 and Schedule 1.1, neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

12.	Subcontractors

12.1

Except as otherwise provided, nothing herein shall impose any duty upon the Transfer Agent in connection with or make the Transfer Agent liable for the actions or omissions to act of unaffiliated third parties such as by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, provided, if the Transfer Agent selected such company, the Transfer Agent shall have exercised due care in selecting the same and shall have acted without negligence, bad faith or willful misconduct. The Transfer Agent shall retain agents or subcontractors to provide transfer agency functions and activities incidental thereto to the Portfolios only upon the written approval of the Fund, and subject to such additional or differing terms as the Transfer Agent and the Fund may agree.

13.	Miscellaneous

13.1	Amendment. This Agreement may be amended or modified by a written agreement executed by both parties and, if material, authorized or approved by a resolution of the Board of Trustees of the Fund.

13.2	Colorado Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the state of Colorado.

13.3

Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, and such party has acted without negligence, bad faith or willful misconduct, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes. In the event of a disaster rendering the Transfer Agent’s systems or facilities inoperable, the Transfer Agent will use all reasonable efforts to continue to provide services to the Fund in accordance with the Transfer Agent’s then current Business Contingency plan, which includes such general back-up facilities as the Transfer Agent reasonably determines to be appropriate.

13.4

Notice. A copy of the Declaration of Trust is on file with the Secretary of the State of the applicable state of organization, and notice is hereby given that this instrument is executed on behalf of the Board of Trustees of the Fund as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.

13.5

Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

13.6

Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

13.7

Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

13.8

Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

13.9	Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

13.10	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

13.11

Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

13.12

Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a)	ALPS Fund Services, Inc.

1290 Broadway, Suite 1100

Denver, CO 80203

Attention: General Counsel

Fax: 303.623.7850

(b)	If to the Fund, to:

Forward Funds

433 California Street, 11th Floor

San Francisco, California 94104

Attn: President

Fax: (415) 982-2566

14.	Additional Fund

In the event that the Fund establish one or more Portfolios, in addition to those listed on the attached Schedule A, with respect to which it desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such Portfolio shall become a Portfolio hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

ALPS FUND SERVICES, INC.		FORWARD FUNDS

By:	/s/ Jeremy May	By:	/s/ J. Alan Reid, Jr.
Name:	Jeremy May	Name:	J. Alan Reid, Jr.
Title:	President	Title:	President

SCHEDULE A-1

To the Amended and Restated Transfer Agency and Service Agreement

Forward Series Portfolios and Classes List

As of June 15, 2009

Portfolio	Open Classes of Shares
Forward Banking and Finance Fund	Class A
Class C
Forward Emerging Markets Fund	Investor Class
Institutional Class
Class A
Forward Global Infrastructure Fund	Institutional Class
Class A
Class B
Class C
Forward Growth Fund	Institutional Class
Class A
Class C
Forward HITR Fund	[1]
Forward International Equity Fund	Investor Class
Institutional Class
Forward International Fixed Income Fund	Investor Class
Institutional Class
Class C
Forward International Real Estate Fund	Institutional Class
Class A
Class B
Class C
Forward International Small Companies Fund	Investor Class
Institutional Class
Class A
Forward Large Cap Equity Fund	Institutional Class
Class A
Forward Legato Fund	Investor Class
Institutional Class
Class A
Forward Long/Short Credit Analysis Fund	Investor Class
Institutional Class
Class C
Forward Mini-Cap Fund	Investor Class
Institutional Class
Forward Real Estate Fund	Investor Class
Institutional Class
Class A
Class B
Class C

[1]	The Forward HITR Fund is not yet operational. Once operational, the open share classes will be added and the Fund will incur charges in accordance with Schedule B.

Forward Select Income Fund	Institutional Class Class A Class B Class C
Forward Small Cap Equity Fund	Investor Class Institutional Class Class A
Forward Strategic Realty Fund	Institutional Class Class A Class B Class C
Forward Tactical Growth Fund	[2]

[2]	The Forward Tactical Growth Fund is not yet operational. Once operational, the open share classes will be added and the Fund will incur charges in accordance with Schedule B.

SCHEDULE A-2

To the Amended and Restated Transfer Agency Service Agreement

Accessor Series Portfolio and Classes List

As of June 3, 2009

Portfolio	Class of Shares
Accessor Aggressive Growth Allocation Fund	Investor Class Institutional Class A Class C Class
Accessor Balanced Allocation Fund	Investor Class Institutional Class A Class C Class
Accessor Frontier Markets Fund	Investor Class Institutional Class A Class Z Class
Accessor Growth Allocation Fund	Investor Class Institutional Class A Class C Class
Accessor Growth & Income Allocation Fund	Investor Class Institutional Class A Class C Class
Accessor Growth Fund	Investor Class Institutional Class A Class C Class Z Class
Accessor High Yield Bond Fund	Investor Class Institutional Class A Class C Class Z Class
Accessor Income Allocation Fund	Investor Class Institutional Class A Class C Class
Accessor Income & Growth Allocation Fund	Investor Class Institutional Class A Class C Class

Accessor International Equity Fund	Investor Class Institutional Class A Class C Class Z Class
Accessor Investment Grade Fixed Income Fund	Investor Class Institutional Class C Class Z Class
Accessor Limited Duration U.S. Government Fund
Accessor Mortgage Securities Fund	Investor Class Institutional Class C Class Z Class
Accessor Small to Mid Cap Fund	Investor Class Institutional Class A Class C Class Z Class
Accessor Strategic Alternatives Fund	Investor Class Institutional Class Z Class
Accessor Total Return Fund
Accessor U.S. Government Money Fund	Investor Class Institutional Class A Class C Class Z Class
Accessor Value Fund	Investor Class Institutional Class A Class C Class Z Class

SCHEDULE B

To the Amended and Restated Transfer Agency and Services Agreement

Fee Schedule

Effective June 15, 2009

Base Fee:

Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens.

A.	Forward Series (Schedule A-1)

Annual Base Fee of:

$248,000;

Plus:

an additional $12,000 annual base fee for the Forward HITR Fund and Forward Tactical Growth Fund to be billed when the Forward HITR Fund and Forward Tactical Growth Fund commence operations;

an additional $12,000 annual base fee for each additional Portfolio in the Forward Series that may be established by the Trust; and

an additional $2,000 annual base fee for each additional class of shares per Portfolio in the Forward Series that may be established by the Trust.

Minus:

$12,000 annual base fee for each Portfolio in the Forward Series that is liquidated from the Trust; and

$2,000 annual base fee for each class of shares per Portfolio in the Forward Series that is removed from the Trust.

B.	Accessor Series (Schedule A-2)

Annual Base Fee of:

$652,000;

Plus:

an additional $12,000 annual base fee for each additional Portfolio in the Accessor Series that may be established by the Trust; and

an additional $2,000 annual base fee for each additional class of shares per Portfolio in the Accessor Series that may be established by the Trust.

Minus:

$12,000 annual base fee for each Portfolio in the Accessor Series that is liquidated from the Trust; and

$2,000 annual base fee for each class of shares per Portfolio in the Accessor Series that is removed from the Trust.

Annual Open Account Fees:

$11.00 annual fee per each of the first10,000 open direct accounts;

$10.00 annual fee per each of the remaining open direct accounts

$10.50 annual fee per each of the first 50,000 NSCC accounts

$ 8.00 annual fee per each over 50,000 NSCC accounts

Annual Inactive Account Fees1:

$5.00 per inactive account

Annual Closed Account Fees2:

$0.50 per closed account

[1]	An inactive account is an account with a zero balance that has had activity in the last eighteen months.
[2]	A closed account is an account with a zero balance that has not had activity in the last eighteen months.

Out-of-Pocket Fees:

The following fees represent expenses that may be incurred by ALPS Fund Services, Inc. (“ALPS”) from outside vendors. These fees are passed directly through at cost to our clients as out-of-pocket expenses. The following fees are estimates and are subject to change:

•	Monthly NSCC-interface fees

•	The cost of printing and mailing shareholder confirmations and statements

•	Blue Sky state registration fees

•	The cost of fund-specific statement paper and envelopes

•	Postage

•	SAS 70 report

•	Customized programming/enhancements

•	Fulfillment costs

•	22c-2 fees, if applicable

•	Sales reporting fees, if applicable

•	DDA Transfer Wire Charges, if applicable

•	Other miscellaneous expenses that may occur at the Funds’ direction

Special Fee Considerations:

•	In the event that ALPS is successful in reducing its direct costs for maintaining inactive NSCC accounts, ALPS will reduce accordingly its fees charged under this Agreement for such accounts.

SCHEDULE C

SECURITY PROCEDURES

Telephone Verification Procedures:

The Transfer Agent will require verification of all of the following by the caller

☐	Social Security number or Tax ID number

☐	Account Registration / Legal Name of Account

☐	Mailing Address of Record

Fax Verification Procedures:

The Transfer Agent will require that the fax contain an authorized signature for verification. In addition, for faxed applications, the Transfer Agent will require the shareholder to mail the original in a timely manner.

	Phone	Fax	Mail
			NO Signature Guarantee Required	Signature Guarantee Required(2)
Redemptions
Wire to bank instructions on record	X	X	X
Wire to new bank instructions				X
Exchanges between classes	X	X	X

Purchases
Purchase by wire	X	X	X

Transfers
Transfer assets to different account registration		X		X

Account Maintenance
Establish new account		X	X
Change address of record	X	X	X
Change account registration		X		X
Add bank wiring instructions		X		X
Remove bank wiring instructions	X	X	X
Change interested party (additional mailings)		X	X
Change broker dealer of record		X	X
Change dividend options	X	X	X
Addition or removal of authorized signer or transactor		X	X

In addition to the transaction discussed above, the Transfer Agent will follow the following procedures with respect to corporate accounts:

•	The Transfer Agent may require authorization from the Fund to accept outdated corporate resolutions.

•	The Transfer Agent will require authorization from the Fund to accept transactions or maintenance requests for accounts with corporate resolutions missing authorized signatories.

SCHEDULE D

SERVICE LEVELS/PERFORMANCE STANDARDS

Teleservicing:

•	Access to call monitoring and to ALPS Fund Services, Inc.’s (“ALPS”) call storage system

•	Bi-weekly joint call monitoring sessions if requested by Forward Management (“FM”). Client/prospect calls to be reviewed may be selected by both ALPS and FM.

The following standards will be met 90% of the time on a monthly basis:

•	Average Speed of Answer will be 20 seconds or less

•	Average Service Level will be >90%

•	Service Level will be <70% three days or less per month

•	Abandonment rate will be less than 5%. (The abandonment rate will be calculated as follows: calls abandoned after 20 seconds/calls offered during month)

•	Average wait time of 15 seconds or less

•	Two or less customer service complaints per month with regard to service provided by phone representatives

Processing:

•	Secure, web-based access to client account information

•	Client impacted direct transactions error rate of <2%

•	Client impacted direct maintenance error rate of <5%

The following standards will be met 98% of the time on a monthly basis*.

•	New accounts in good order will be established on transfer agency system (“TA system”) the day received

•	Shareholder transactions in good order will be placed on the TA system the day they are received

•	Routine account maintenance/correspondence items in good order will be completed within two business days of receipt

*	These processes noted above are audited by Deloitte & Touche LLP. Samples of specific accounts and/or transactions may be provided to FM at its request.

Print/Mail:

The following standards will be met 95% of the time on a monthly basis:

•	Daily transaction confirmations will be mailed/emailed to shareholders by the business day after trade date (T+1)

•	Redemption checks will be mailed to shareholders by the business day after trade date (T+1)

•

Monthly and quarterly statements will be mailed or will be available online to shareholders within five business days after month/quarter end (ALPS will not be held responsible for missing deadline if inserts provided by FM are not received by 2nd business day after month/quarter end)

•	1099s (B/Div/R) will be mailed to shareholders by January 31

•	5498s will be mailed to shareholders by May 31

Penalties:

The penalty for missing a standard in one month during any rolling twelve month period is a 10% reduction in the TA fee payable to ALPS for that month.

The penalty for missing a standard in a second month during any rolling twelve month period is a 20% reduction in the TA fee payable to ALPS for that month.

The penalty for missing a standard in a third month during any rolling twelve month period is a 20% reduction in the TA fee payable to ALPS for that month.

The penalty for missing a standard in a fourth month during any rolling twelve month period is a 30% reduction in the TA fee payable to ALPS for that month. In addition, F M will have the right to terminate this Agreement with ALPS on thirty days notice if ALPS has missed a standard for four months during any rolling twelve month period.